December 6, 2021	FOR IMMEDIATE RELEASE
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RAYMOND JAMES PRESIDENT JOHN CARSON TO RETIRE

ST. PETERSBURG, Fla. - On December 2, 2021, Raymond James Financial (NYSE: RJF) President John Carson notified the firm that he intends to retire as president effective December 31, 2021, and remain with the firm as vice chairman to ensure a successful transition of responsibilities.

Carson will also step down as head of the Fixed Income and Public Finance divisions. Horace Carter, executive vice president of Fixed Income Capital Markets, will succeed Carson as president of Fixed Income and join the firm’s Executive Committee.

“I’m deeply grateful to John for his leadership, counsel and the many tangible contributions he has made to Raymond James during his nearly 10-year tenure,” said Chairman and CEO Paul Reilly. “When we purchased Morgan Keegan, where John was CEO, in 2012, we knew we were also bringing in an outstanding leader and visionary who could help us continue to grow and adapt to evolving client needs. His skill as a business leader is eclipsed only by his compassion and thoughtful approach to working with people. He will be sorely missed.”

In alignment with the firm’s succession plan, Carter will ascend from his current role to division leader and head of Fixed Income. Gavin Murrey, executive vice president and head of Public Finance and Debt Investment Banking, will continue to run Public Finance and report to Carter.

Carter joined Raymond James in the Morgan Keegan acquisition and rose from the Fixed Income Trading group to co-head of the Fixed Income Capital Markets division in 2019. He took over the role with the retirement of co-head Kevin Giddis the following year. Carter began his career with Morgan Keegan in 1993.

Carson joined Morgan Keegan in 1994 and rose to the CEO’s seat in 2008. He began his career at Chase Manhattan Bank in New York and in Caracas, Venezuela, in correspondent banking and currency arbitrage. He later joined Morgan Stanley & Co., where he traded repo, U.S. agency debt, and mortgage-backed securities in New York and Tokyo. He briefly worked for Security Pacific as director of agency trading in Los Angeles and subsequently U.S. dollar-denominated trading in Tokyo, before returning to Morgan Stanley to serve as manager of asset-backed products in Asia.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,500 financial advisors. Total client assets are $1.23 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.